Exhibit 10.1

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made by and between Sunil K. Bhalla (“Executive”) and Polycom, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company;

WHEREAS, Executive signed an Indemnification Agreement with the Company that was effective on March 25, 2008; (the “Indemnification Agreement”);

WHEREAS, Executive signed a Proprietary Information and Invention Agreement (the “Proprietary Information Agreement”);

WHEREAS, the Company and Executive have entered into certain stock option agreements granting Executive the option to purchase shares of the Company’s common stock subject to the terms and conditions of the Company’s equity incentive plan and the applicable stock option agreements;

WHEREAS, the Company and Executive have entered into certain restricted stock unit agreements granting Executive awards of restricted stock units payable in the Company’s common stock subject to the terms and conditions of the Company’s equity incentive plan and the applicable restricted stock unit agreement;

WHEREAS, the Company and Executive have entered into certain performance share agreements granting Executive the option to receive shares of the Company’s common stock upon the achievement of certain targets subject to the terms and conditions of the Company’s equity incentive plan and the applicable performance share agreements;

WHEREAS, Executive has elected to resign his employment with the Company;

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1. Resignation. Executive resigns his employment with the Company effective the earlier of a) February 28, 2010 or b) the date on which Executive commences a job for another employer prior to February 28, 2010 (the “Resignation Date”). Executive acknowledges and agrees, however, that effective immediately, Executive shall no longer be an executive officer of the Company, and the Company will no longer identify Executive as an executive officer of Company, including, but not limited to, in any reports filed with the Securities and Exchange Commission under the Exchange Act or on the Company’s website. Executive agrees to execute any documentation deemed reasonably necessary by the Company to confirm Executive’s resignation. Executive will remain an employee and will be required to make himself available to the CEO as reasonably necessary to provide transition advice through the Resignation Date.

2. Consideration.

a. Severance Payments. The Company agrees to pay Executive a total of Three Hundred Twenty-Six Thousand, Six Hundred and Sixty-Seven Dollars ($326,667.00), less applicable withholdings, representing a total of ten (10) months of Executive’s annual base salary (the “Severance Payments”); provided however, as the Executive is a specified employee under Section 409A, the Company’s payment of the Severance Payments will be delayed until not earlier than August 31, 2010, and will become payable as follows: the Company will pay a lump sum amount of One Hundred Ninety-Six Thousand Dollars ($196,000.00), less applicable withholdings, which is equal to six (6) months of the Severance Payments to Executive on August 31, 2010. Thereafter, on the date that is one (1) year following Executive’s Resignation Date, the Company agrees to pay Executive the remaining four (4) months of Severance Payments in a lump sum amount of One Hundred Thirty Thousand, Six Hundred and Sixty-Seven Thousand Dollars ($130,667.00), less applicable withholdings. No interest will be accrued or paid on the delayed Severance Payments. The obligation to pay Executive the Severance Payments provided for herein shall be binding upon the successor in interest to all or substantially all of the business and assets of the Company, whether by merger, consolidation or otherwise.

b. Outplacement Services. Executive will be eligible for twelve (12) months of reasonable executive outplacement services provided by Right Management, as determined by the Company, provided such participation is completed prior to February 28, 2011.

c. Travel Expenses. The Company shall reimburse Executive for certain cancellation fees and price difference amounts incurred in connection with the rescheduling of the following three airline tickets (the “Three Tickets”): Ticket # 0167429944998/99 (02JUN09 837.20 BHALLA/S*PRSNL); Ticket # 0167432693750/51 (02JUN09 837.20 BHALLA/N*PRSNL); and Ticket # 0167432693752/53 (02JUN09 837.20 KAWATRA/I*PRSL). The Company will make said reimbursement payments to Executive for the Three Tickets consistent with the Company’s normal expense reimbursement policy, provided that Executive submits documentation to the Company substantiating his payments for the Three Tickets. In addition, the Company will provide Executive with information and assistance through the Company’s travel services to enable him to reschedule the flights associated with the Three Tickets.

d. American Express Expenses. The Company shall reimburse Executive for all of his business-related travel and expenses incurred on his Company-issued American Express Card. The Company will make reimbursement payments to Executive for his business expenses consistent with the Company’s normal expense reimbursement policy.

3. Equity. The Parties agree that Executive will continue to vest his shares of the Company’s common stock pursuant to Executive’s stock option agreements, restricted stock unit agreements, performance share agreements and the Company’s equity incentive plan through and including the Resignation Date. Executive agrees to immediately notify the Company in the event that Executive commences employment with another employer prior to February 28, 2010. The Parties agree that the terms and conditions of the Company’s equity incentive plan and the applicable stock option agreements, restricted stock unit agreements and performance share agreements govern the Executive’s stock option, restricted stock units and performance shares.

4. Benefits. Executive’s health insurance benefits shall cease on the last day of calendar month in which Executive resigns, subject to Executive’s right to continue his health insurance under COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, shall cease as of the Resignation Date.

5. Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, reimbursable expenses, bonuses, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive specifically acknowledges and agrees that he shall not be entitled to any compensation or benefits pursuant to any change of control agreement, or other compensation or severance agreement, if any.

6. Personal Documents and Material.

a. Personnel File. The Company shall provide Executive’s counsel a copy of Executive’s personnel file within ten (10) business days following the Effective Date of this Agreement.

b. Return of Executive’s Property. At the Company’s expense, and within twenty business (20) days following the Effective Date of this Agreement, the Company will return to Executive his personal effects located at his office, including, but not limited to, Executive’s personal art work.

c. Access to Personal Material. The Company shall provide Executive with an opportunity to review his personal emails and documents stored on his laptop computer at a reasonable and mutually agreeable time that Executive and the Company’s outside counsel can schedule within thirty (30) business days following the Effective Date of this Agreement.

d. Transfer of Phone Number. The Company shall make good faith efforts to assist Executive in transferring his work-issued mobile phone number to Executive’s personal mobile phone number.

7. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up to and including the Effective Date of this Agreement, including, without limitation:

a. any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b. any and all claims relating to, or arising from, Executive’s right to purchase, actual purchase, or receipt of shares of stock or equity interests of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c. any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Executive Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act;

e. any and all claims for violation of the federal or any state constitution;

f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h. any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete and general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company). In addition, this Agreement shall not be construed in any way to limit Executive’s rights, if any, to seek indemnification of attorneys’ fees and costs provided under his Indemnification Agreement, the Company’s by-laws, or applicable law, including California Labor Code Section 2802.

8. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

9. California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

10. No Pending or Future Lawsuits. Except for any claims for indemnification, Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Subject to any claims he may assert for indemnification, Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

11. Application for Employment. Executive understands and agrees that, as a condition of this Agreement, after the Resignation Date, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company. Executive further agrees not to apply for employment with the Company and not otherwise pursue an independent contractor or vendor relationship with the Company. Nothing in this paragraph shall be construed to limit Executive’s right to seek employment with a successor in interest to all or substantially all of the business and assets of the Company or with any third-party vendor, supplier or strategic partner of the Company.

12. Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Proprietary Information Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Executive’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

13. No Cooperation. Executive agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance. Notwithstanding the foregoing or any other provision of this Agreement, Executive shall be free to cooperate fully with the Securities and Exchange Commission, the Department of Justice, or any other governmental entity or agency, with respect to any inquiry or investigation it undertakes in connection with Executive’s employment with the Company.

14. Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees.

15. Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Executive acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

16. No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17. Nonsolicitation of Employees. During Executive’s employment with the Company, Executive came into contact and became familiar with the Company’s employees, and may have learned about their knowledge, skills, abilities, salaries, commissions, benefits, and other matters with respect to such employees, all of which information is not generally known to the public but has been developed, acquired or compiled by the Company at its great effort and expense. As a result, Executive agrees that for a period of one (1) year (i.e., 365 calendar days) following his Resignation Date, Executive shall not, on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit, directly or indirectly, any employee of the Company to leave his or her employment with the Company.

18. Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement. Notwithstanding, the Company agrees to pay any attorneys’ fees and costs incurred by Executive in connection with the preparation of this Agreement in an amount not to exceed $7,500. Said payment shall be made within thirty (30) business days of Executive’s attorneys providing the Company an invoice setting forth the fees and costs incurred, and a statement that the fees and costs were reasonably incurred. Executives’ attorneys’ must submit such invoice within thirty (30) days of the date in which the costs, expenses and fees were incurred. Executive understands that the Company shall issue to Executive and his attorneys a Form 1099 in connection with said payment

19. Section 409A.

a. Separation from Service. Notwithstanding anything to the contrary in this Agreement, to the extent that any of the consideration paid to Executive pursuant to this Agreement, when considered together with any other severance payments or separation benefits, is considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended and the final regulations and any guidance promulgated thereunder (together, “Section 409A”), and is not otherwise exempt therefrom, the consideration shall not be payable until the Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to

Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) shall be payable until Executive has a separation from service within the meaning of Section 409A. It is intended and expected that Executive will have a separation from service from the Company on the Resignation Date.

b. Executive’s Death During Six Month Delay. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s Resignation Date, but prior to August 31, 2010, then any payments delayed in accordance with Section 2(a) and this Section 19, shall be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and thereafter, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under the Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

20. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

21. No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

22. Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23. Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24. Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of the Indemnification Agreement, the Proprietary Information Agreement, and the applicable stock option agreements, restricted stock unit agreements, and performance share agreements.

25. No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

26. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions.

27. Effective Date. Executive understands that this Agreement shall be null and void if not executed by him within twenty one (21) days of its receipt. Each Party has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28. Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

29. Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that: (a) he has read this Agreement; (b) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (c) he understands the terms and consequences of this Agreement and of the releases it contains; and (d) he is fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: November 24, 2009	By	/s/ Sunil K. Bhalla
Sunil K. Bhalla, an individual

Dated: November 25, 2009	By	/s/ Robert C. Hagerty
Robert C. Hagerty
President and Chief Executive Officer Polycom, Inc.